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September 12, 1996

Immediately

David A. Fausch, Gillette Public Relations (617) 421-7765
Everett R. Howe, Gillette Investor Relations (617) 421-7750

James J. Donahue, Jr., Duracell, Corporate Communications (203) 796-4654


GILLETTE AND DURACELL ANNOUNCE MERGER AGREEMENT

Boston. . .The Gillette Company and Duracell International Inc. announced today that the Boards of Directors of both companies have approved the merger of Gillette and Duracell, subject to the approval of Gillette and Duracell stockholders and certain customary conditions.

Under the terms of the transaction, Duracell shareholders will receive .904 share of Gillette stock for each Duracell share owned. The transaction is intended to be a tax-free exchange of shares and is expected to qualify for pooling accounting treatment. Based on the agreed-upon exchange ratio, Gillette will issue approximately 108 million primary shares, for a transaction value of about $7.0 billion.

At market close yesterday, Gillette had 445.8 million shares of common stock outstanding and, at yesterday's closing price, had a market value of $29.0 billion.

This transaction represents an excellent strategic fit for Gillette. Duracell's global consumer business fits perfectly with Gillette's mission to achieve or enhance clear leadership worldwide in the existing or new core product categories in which we choose to compete. This is not a diversification, but an additional leg to our tightly focused, technologically driven, consumer products business, said Mr. Alfred M. Zeien, Gillette Chairman of the Board and Chief Executive Officer.

Duracell is already the world leader in the highly profitable and fast-growing alkaline battery market, and has the potential to grow that share in association with the Gillette worldwide marketing and distribution organization, he added.

The opportunity to merge powerhouse global brands such as those of Gillette and Duracell comes very rarely. We expect that the transaction will be immediately accretive to earnings per share, before one-time charges associated with the merger, and will accelerate the growth rate of both revenue and earnings per share of Gillette. Synergistic benefits of the merger will be the accelerator of profit growth, Mr. Zeien said

With the resources of Gillette supporting us, added Charles R. Perrin, Chairman and Chief Executive Officer of Duracell, we


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anticipate expanding our worldwide leadership in the battery business at a faster rate, due to the benefit of the significant presence of Gillette in markets where Duracell is not as strongly represented.

Mr. Zeien pointed to the excellent growth prospects for the product category represented by Duracell, which has high margins similar to those of Gillette, has a global franchise with some 45% of its sales outside North America, has technological leadership, and has the potential to accelerate its geographic expansion plans utilizing Gillette's worldwide distribution capabilities.

If approved by the stockholders of both companies, the merger is expected to be effective by year-end; and the calendar 1996 Duracell results, in accordance with pooling accounting, will be combined with those of Gillette. Kohlberg Kravis & Roberts Co., L.P., which owns 41.1 million Duracell shares, representing 34% of Duracell's outstanding shares, has agreed to vote in favor of the merger.

It was also announced that the stock repurchase programs of Gillette and Duracell have been terminated.

Founded in 1901, The Gillette Company is the world leader in male grooming products, a category that includes blade and razors, shaving preparations and electric shavers. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. The Company is the world's top seller of writing instruments and correction products. In addition, the Company is the world leader in toothbrushes and oral care appliances.

Duracell International Inc. is the world's leading manufacturer and marketer of high-performance alkaline batteries. The Company also markets rechargeable battery packs, primary lithium batteries and zinc air batteries. Duracell's batteries are sold throughout the world, primarily under the DURACELL trademark.

Information contained in this release with respect to the expected financial impact and other aspects of the proposed merger is forward-looking. These statements reflect the companies reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include political, economic, or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes, and regulations and laws affecting the worldwide business in both of the companies respective markets; competitive products, advertising, promotional and pricing activity; dependence on the rate of development and degree of acceptance of new product introductions in the marketplace; seasonality of the alkaline business; the timing and success in integrating the Duracell


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business and the difficulty of forecasting sales at certain times in certain markets.

The offering of common stock of The Gillette Company to be issued in connection with the merger will be made only by means of a prospectus.





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